Exhibit 99.1

News Release

[Logo of AmerisourceBergen]	AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN CONTACTED BY

FEDERAL GOVERNMENT IN THREE-YEAR -OLD CASE

VALLEY FORGE, PA, November 19, 2003—AmerisourceBergen Corporation (NYSE:ABC) today announced that the Company has been contacted by the U.S. Attorney’s Office in Sacramento, California, for some additional information regarding a three-year-old investigation in which a customer illegally resold merchandise bought from AmerisourceBergen.

The Company discontinued doing business with the customer in question in February 2000, after concluding this customer had demonstrated suspicious purchasing behavior. In June 2000, the Company was contacted by the government about the investigation and has cooperated fully. Until now, the Company had heard nothing from the government since 2001. AmerisourceBergen will continue to cooperate with the government.

AmerisourceBergen continues to believe it has not engaged in any wrongdoing, and that the investigation will not have a material financial impact on the Company.

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About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital market, physician’s offices, alternate care and mail order facilities, and independent and chain pharmacies. The Company is also a leader in the long term care pharmacy marketplace, the workers’ compensation fulfillment business and contract packaging for manufacturers. With more than $45 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current

News Release

expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2002.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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